Exhibit 99.1

CHANGES TO M/I HOMES
BOARD OF DIRECTORS

Columbus, Ohio (February 20, 2015) - M/I Homes, Inc. (NYSE: MHO) today announced that Thomas D. Igoe, an independent director of the Company’s Board, has informed the Company of his decision, after serving on M/I’s Board since 2000, to retire from the Board upon the expiration of his term, and not stand for re-election, at the Company’s 2015 Annual Meeting.

Mr. Igoe has served M/I Homes for over 14 years while on the Board and for many years prior to that as a financial advisor to the Company and its founders. During his tenure, Mr. Igoe served on the Nominating and Governance Committee and as Chairman of the Audit Committee. M/I Homes Chairman and CEO Robert H. Schottenstein stated “Tom has been an important financial advisor to our Company since our founding in 1976. He has served as a member of our Board with great distinction since 2000. His counsel, wisdom and keen business acumen have contributed greatly to the success and growth of our business for which we are sincerely grateful. We have benefitted from his leadership and expertise and wish our good friend and colleague the very best.” In connection with Mr. Igoe’s decision to retire, the Board determined to move Michael P. Glimcher, another current director, from the class of directors with a term expiring at the 2016 Annual Meeting of Shareholders to the class of directors with a term expiring at the 2015 Annual Meeting to achieve a more equal balance of membership among the classes of directors and to reduce the number of directors to nine effective as of the expiration of Mr. Igoe’s term at the 2015 Annual Meeting.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 90,400 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Collection (exclusively by M/I), and Triumph Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Tampa and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225